EARTHLINK ANNOUNCES CHANGES TO BOARD OF DIRECTORS

M. Wayne Wisehart joins Board

Robert M. Kavner and William H. Harris, Jr. retire from Board

ATLANTA, July 23, 2008 - EarthLink, Inc. (NASDAQ: ELNK) today announced the appointment of M. Wayne Wisehart to EarthLink's Board of Directors. Mr. Wisehart will serve on EarthLink's Audit Committee, its Finance Committee and its Corporate Governance and Nominating Committee. Rolla P. Huff, Chief Executive Officer, President and Chairman of the Board of Directors commented, "Wayne brings a wealth of technology, telecommunications and financial experience to EarthLink and we are excited to have him on board as we continue to focus our company on customer retention and satisfaction while creating shareholder value."

Mr. Wisehart served as Chief Financial Officer of aQuantive, Inc., a digital marketing services company, from March 2006 until September 2007. aQuantive was acquired by Microsoft in August 2007. Prior to this position, Mr. Wisehart served as Executive Vice President and Chief Financial Officer of Western Wireless Corporation, a cellular phone service provider, from January 2003 until September 2005. Western Wireless was acquired by Alltel in August 2005. Prior to that time, Mr. Wisehart served as Chief Financial Officer of iNNERHOST, Inc., a web hosting services company, from October 2000 through February 2002, and as President and Chief Executive Officer for Teledirect International, Inc., a marketing automation software company, from February 1999 through October 2000. In addition, Mr. Wisehart spent more than 15 years in the telecommunications industry serving as President and Chief Executive Officer of Price Communications Wireless, now part of Verizon Wireless, and Chief Financial Officer of Palmer Communications and its subsidiary, Palmer Wireless, and subsequently for Price Communications Wireless after it acquired Palmer Wireless in 1997.

EarthLink today also announced the retirement of Robert (Bob) Kavner and William (Bill) Harris, Jr. from the Board of Directors effective July 25, 2008. Mr. Kavner served on the Board of Directors of EarthLink (and its predecessor EarthLink Network) since 1996. He served as Chairman of the Board of Directors from March 2005 to January 2008, and was independent lead director from January 2008 to July 2008. Mr. Harris served on the Board of Directors of EarthLink since October 2003. Mr. Huff added, "Bob's service and commitment to EarthLink for over a decade has been an inspiration to us all. We are grateful for Bob's and Bill's many contributions to the company."

In addition to Mr. Wisehart, the EarthLink Board of Directors includes Susan D. Bowick, Sky D. Dayton, Marce Fuller, Rolla P. Huff, Terrell B. Jones, David Koretz and Thomas E. Wheeler. Ms. Fuller is succeeding Mr. Kavner as independent lead director.

About EarthLink

"EarthLink. We revolve around you™." As the nation's next generation Internet service provider, Atlanta-based EarthLink has earned an award-winning reputation for outstanding customer service and its suite of online products and services. EarthLink offers what every user should expect from their Internet experience: high-quality connectivity, minimal online intrusions and customizable features. Whether it's dial-up, high-speed, voice, web hosting, wireless or "EarthLink Extras" like home networking or security, EarthLink connects people to the power and possibilities of the Internet. Learn more about EarthLink by calling (800) EARTHLINK or visiting EarthLink's Web site at www.EarthLink.net.